Exhibit 99.1

October 29, 2019

Franklin Financial Reports Q3 2019 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.5 million ($1.03 per diluted share) for the third quarter ended September 30, 2019, compared to second quarter 2019 earnings of $4.0 million ($0.90 per diluted share) and third quarter 2018 earnings of $4.0 million ($0.91 per diluted share). Net income for the first nine months of 2019 was $11.7 million ($2.66 per diluted share) compared to $2.3 million ($0.53 per diluted share) for the same period in 2018.

A summary of operating results during the third quarter of 2019 are as follows:

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Net interest income increased $480,000 quarter-over-quarter and $1.6 million year-over-year due to the growth in interest income, which outpaced higher interest expense, as interest earning assets grew more than interest bearing liabilities.

•

A negative provision for loan loss expense of $162,000 was recorded in the third quarter of 2019 compared to $0 in the second quarter of 2019 and an expense of $250,000 in the third quarter of 2018. The reversal was due to a decrease in total loans and therefore, a reduction in the allowance for loan losses was appropriate. The Bank’s allowance for loan loss ratio was 1.30% at September 30, 2019.  For the first nine months of 2019, the provision for loan loss expense was $237,000 compared to $10.0 million the prior year. The provision for loan loss expense for the year-to-date period in 2018 was affected by the impairment charges on a loan participation initially reported in our current report on Form 8-K filed May 31, 2018.

•

Noninterest income increased $358,000 quarter-over-quarter and $853,000 year-over-year. The quarterly increase was due in part to a $58,000 increase in asset management fees in the Bank’s Investment and Trust Services department and a $107,000 recovery on an insurance claim. The year-over-year increase was due primarily from asset management fees ($297,000), gains from the sale of debt securities ($200,000), and an increase in fees from originating mortgages for the secondary market ($98,000).  Mortgage production for secondary market programs has doubled in 2019 versus 2018.

•

Noninterest expense for the third quarter of 2019 increased $420,000 over the same quarter of 2018 (primarily from salary increases) and decreased $398,000 year-over-year. The year-to-date decrease was primarily from the $2.4 million provision expense for credit losses on off-balance sheet exposures in 2018 in connection with the participation, as well as a decrease in the FDIC insurance expense. The Bank utilized $150,000 of the small bank assessment credit. The FDIC credit is the result of the Deposit Insurance Fund reserve ratio reaching its objective of 1.38%. The decrease in noninterest expense was partially offset by increases in salaries and benefits expense as the number of full-time equivalent employees increased in 2019 and the cost of a building feasibility study.

Total assets at September 30, 2019 were $1.3 billion, a 9.0% increase when compared with total assets at September 30, 2018 and a 7.6% increase from the year-end 2018 balance. Significant balance sheet changes since December 31, 2018 include:

•	Interest-bearing deposits in other banks increased from pay-offs in the loan portfolio and increased deposits.
•

The loan portfolio decreased $35.9 million due primarily to several large commercial participation payoffs of approximately $22 million as the Bank continues to move away from purely loan transactions without business relationships.

•	A lease liability and a right-of-use asset of $6.2 million were initially recognized in 2019.
•	Deposits increased $77.0 million primarily in interest-bearing municipal deposits due to seasonal inflows.
•	Shareholders’ equity increased $7.7 million due primarily to an increase in retained earnings.

“We are pleased that, despite the negative headwinds of quickly shifting national interest rate policies and a negative yield curve, the bank demonstrated strong core earnings both for the third quarter and year to date, supplemented by some relatively minor one-time gains,” said Timothy G. Henry, President and CEO.  “In addition to our positive core performance we have stayed true to our long-term strategy of moving away from transactional loan business and maintaining our focus on relationship banking. In the short term this has resulted in decreased loan outstandings but the bank is repositioning its loan portfolio with high quality relationships which will be more meaningful to the bank and to our shareholders over the long run. I am also pleased with the performance of our residential mortgage and consumer lending teams that, through product innovation and the development of increased service levels, have seen growth in originations and fee income. The market consensus moving forward seems to be calling for more challenges in the interest rate environment and moderate loan demand. We are working to position ourselves to effectively meet those challenges by concentrating on loan quality, our fee income generating business lines and using technology for more efficient interfacing with our customers and reducing transaction costs”.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended					For the Nine Months Ended (1)
(Dollars in thousands, except per share data)	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018	2019	2018	% Change

Interest income	$12,722	$12,396	$11,989	$11,849	$11,477	$37,104	$33,019	12.4%
Interest expense	1,887	1,833	1,660	1,343	1,122	5,379	2,871	87.4%
Net interest income	10,835	10,563	10,329	10,506	10,355	31,725	30,148	5.2%
Provision for loan losses	(162)	-	399	375	250	237	9,579	-97.5%
Noninterest income	3,478	3,696	3,165	3,140	3,120	10,342	9,489	9.0%
Noninterest expense	8,991	9,606	9,412	8,961	8,571	28,010	28,408	-1.4%
Income (loss) before income taxes	5,484	4,653	3,683	4,310	4,654	13,820	1,650	737.6%
Income taxes	985	669	446	506	654	2,100	(671)	-413.0%
Net income (loss)	$4,499	$3,984	$3,237	$3,804	$4,000	$11,720	$2,321	405.0%

Diluted earnings (loss) per share	$1.03	$0.90	$0.73	$0.86	$0.91	$2.66	$0.53	401.9%
Regular cash dividends declared	$0.30	$0.30	$0.27	$0.27	$0.27	$0.87	$0.78	11.5%
(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

Balance Sheet Highlights (as of)	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Total assets	$1,301,773	$1,252,141	$1,212,960	$1,209,587	$1,194,624
Investment and equity securities	147,712	129,812	128,258	131,846	125,786
Loans, net	925,033	969,904	967,785	960,960	958,457
Deposits	1,159,601	1,113,049	1,076,491	1,082,629	1,071,857
Shareholders' equity	126,100	123,914	121,491	118,396	114,028

Assets Under Management (fair value)
Investment and Trust Services	763,296	763,237	753,086	684,825	737,102
Held at third party brokers	121,466	125,448	127,515	122,213	134,267

	As of or for the year-to-date period ended
Performance Ratios	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Return on average assets*	1.26%	1.18%	1.08%	0.52%	0.26%
Return on average equity*	12.89%	12.02%	10.90%	5.34%	2.70%
Book value, per share	$29.03	$28.21	$27.54	$26.85	$25.93
Tangible book value	$26.95	$26.21	$25.50	$24.81	$23.88
Market value, per share**	$35.55	$38.24	$36.00	$31.50	$34.77
Market value/book value ratio	122.46%	135.55%	130.72%	117.32%	134.09%
Market value/tangible book value	131.90%	145.90%	141.18%	126.96%	145.60%
Price/earnings multiple*	10.01	11.73	12.33	22.66	48.97
Current quarter dividend yield	3.38%	3.14%	3.00%	3.43%	3.11%
Dividend payout ratio year-to-date	32.52%	34.75%	36.82%	75.07%	146.92%
Net interest margin*	3.75%	3.80%	3.86%	3.78%	3.77%
Nonperforming loans / gross loans	0.53%	0.59%	0.60%	0.27%	0.58%
Nonperforming assets / total assets	0.59%	0.68%	0.70%	0.44%	0.70%
Allowance for loan loss / loans	1.30%	1.28%	1.29%	1.28%	1.29%
Net loans charged-off/average loans*	0.06%	0.05%	0.05%	0.97%	1.23%

* Year-to-date annualized
** Based on the closing price of FRAF as quoted on the Nasdaq Capital Market for September 30 and June 30, 2019, and the OTCQX for all prior periods